EXHIBIT 4.5

AMENDMENT TO WARRANTS

This AMENDMENT TO WARRANTS (“Amendment”) is made effective as of October 16, 2012, by and between Green Ballast, Inc., a Delaware corporation (“Company”), and GEMINI MASTER FUND, LTD., a Cayman Islands company (“Holder”).

WITNESSETH:

WHEREAS, on or about April 15, 2011 the Company issued to the Holder three 7-year warrants to purchase Common Stock of the Company, including (A) a warrant to purchase 1,500,000 shares of Common Stock at an exercise price of $0.30, (B) a warrant to purchase 1,500,000 shares of Common Stock at an exercise price of $0.40, and (C) a warrant to purchase 2,000,000 shares of Common Stock at an exercise price of $0.60, which warrants were amended and restated on or about October 21, 2011 and subject to one or more further amendments thereafter (as amended, the “Warrants”); capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Warrants;

WHEREAS, on or about the date hereof the Company is entering into one or more financing transactions, and in connection with such financing transactions the Exercise Price under the Warrants has been automatically reduced to equal $0.25 pursuant to the terms of the Warrants; and

WHEREAS, in contemplation of future financing transactions, the Holder has agreed to waive and amend one of the adjustment provisions in the Warrants as set forth herein;

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1)   Exercise Price Reduction. The Company and the Holder acknowledge and agree that as a result of the Company's financing transactions, the Exercise Price under each of the Warrants has been reduced to equal $0.25 as of the date hereof (subject to further adjustment in accordance with the terms of the Warrants).

2)   Waiver. Notwithstanding Section 3(b) of the Warrants, the number of Warrant Shares issuable upon exercise of each of the Warrants shall not be increased as a result of the reduction in the Exercise Price provided for in Section 1 above, such that the total number of Warrant Shares issuable upon exercise of all the Warrants equals 5 million shares of Common Stock in the aggregate (subject to adjustment in accordance with the terms of the Warrants).

3)   Amendment. Section 3(b) of the Warrants (Subsequent Equity Sales) is hereby deleted from each of the Warrants, effective immediately following the adjustments contained herein.

4)	Miscellaneous.

a)	New Warrant. Promptly following the Holder's request, the Company shall issue one or more amended and restated Warrants reflecting all amendments to date under the Warrants in exchange for the outstanding Warrants.

b)	Full Force and Effect. Except as otherwise expressly provided herein, the Warrants and other transaction documents pursuant to which the Warrants were issued and all documents entered into in connection therewith and the other agreements and transactions contemplated thereby (“Transaction Documents”) shall remain in full force and effect. Except for the modification contained herein, this Amendment shall not in any way waive or prejudice any of the rights or obligations of the Holder or the Company under the Transaction Documents, under any law, in equity or otherwise, and such modifications shall not constitute a waiver or modification of any other provision of the Transaction Documents nor a waiver or modification of any subsequent default or breach of any obligation of the Company or of any subsequent right of the Holder.

c)	Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York.

d)	Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Amendment may be executed by facsimile or by email of a digital image format or portable document format of the signature page hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed effective the date first written above.

GREEN BALLAST, INC.

By:	/s/ J. Kevin Adams
Name: J. Kevin Adams
Title: CEO

GEMINI MASTER FUND, LTD.
By: GEMINI STRATEGIES LLC, INC.
as investment manager

By:	/s/ Steven Winters
Name: Steven Winters
Title: President